EXHIBIT 99.1

Chemung Financial Reports Quarterly and Annual Earnings

ELMIRA, N.Y., Jan. 29, 2015 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company ("the Bank"), today reported net income and earnings per share for the quarter and year ended December 31, 2014.

Net income for the fourth quarter of 2014 was $4.9 million, or $1.04 per share, compared to $1.5 million, or $0.32 per share, for the fourth quarter of 2013. Net income for the full year of 2014 was $8.6 million, or $1.83 per share, compared to $8.7 million, or $1.87 per share, for the full year of 2013.

Both current and prior period results were impacted by non-recurring items, including, but not limited to, $1.2 million in merger and acquisition expenses and a $0.5 million gain from bargain purchase during the fourth quarter of 2013, related to the acquisition of six branch offices. Non-recurring items for 2014 included the establishment of a $4.3 million accrual for legal settlement during the third quarter of 2014 regarding two legal proceedings involving the Bank's Wealth Management Group, and the sale of equity securities, with a fair value of $6.5 million, for a pre-tax gain of $6.4 million during the fourth quarter of 2014. After adjusting for non-recurring income and expenses, quarter-to-date earnings per share would have been $0.21 for the fourth quarter of 2014, down from $0.37 for the same period last year. Adjusting the full year for non-recurring items, earnings per share would have been $1.50 per share for the year ended December 31, 2014, compared to $1.96 for the same period last year.

Ronald M. Bentley, President and CEO stated, "While our financial results for the year were clouded by several significant non-recurring events, our core earnings were basically on target. Our earnings performance was powered by double-digit loan growth, stable core deposits, higher revenue in our Wealth Management Group, higher interchange (debit card) income and disciplined expense control."

Fourth Quarter and Annual Highlights

  Total loans increased $125.7 million, or 12.6%, from $995.9 million at December 31, 2013 to $1.122 billion at December 31, 2014.

  Net interest income for the fourth quarter of 2014 totaled $13.0 million compared with $12.1 million for the same period in the prior year, an increase of $0.9 million, or 8.0%. Net interest income for the year ended December 31, 2014 totaled $49.6 million compared with $46.6 million for the prior year, an increase of $3.0 million, or 6.3%.

  Non-interest income for the year ended December 31, 2014, after excluding net gain on sales of securities, totaled $19.9 million compared with $17.6 million, after excluding gain from bargain purchase for the prior year, an increase of $2.3 million, or 12.9%.

  Dividends declared during the quarter and year-ended December 31, 2014 were $0.26 and $1.04 per share, respectively, level with the prior year.

A more detailed summary of financial performance is included below.

Core Net Income:

Core net income (see the GAAP to non-GAAP reconciliations) for the fourth quarter of 2014 was $1.0 million, or $0.21 per share, compared with $1.7 million, or $0.37 per share, for the same period in the prior year. Core net income for the fourth quarter of 2014 excluded pre-tax security gains of $6.4 million, while the fourth quarter of 2013 excluded pre-tax acquisition expenses of $1.2 million and the $0.5 million gain from bargain purchase related to the acquisition of branch offices. The decrease in core net income was due primarily to an increase of $2.5 million in non-interest expense, partially offset by increases in net interest income and non-interest income of $0.9 million and $0.3 million, respectively. The increase in non-interest expense was due primarily to increases of $0.7 million in data processing expense, $0.5 million in professional services, $0.4 million in salaries and wages, and $0.4 million in occupancy expense. A portion of the increase in non-interest expense was due to operating expenses directly related to the branch offices acquired in the fourth quarter of 2013. Core return on average assets and core return on average equity for the fourth quarter of 2014 were 0.25% and 2.73%, respectively, compared with 0.49% and 5.09%, respectively, for the same period in the prior year.

Core net income for the year ended December 31, 2014 was $7.0 million, or $1.50 per share, compared with $9.1 million, or $1.96 per share, for the year ended December 31, 2014. The current year core net income excluded the pre-tax net gain on securities transactions of $6.9 million, the $4.3 million accrual for legal settlement during the third quarter of 2014, regarding two legal proceedings involving the Bank's Wealth Management Group, and $0.1 million in acquisition expenses. The prior year core net income excluded pre-tax acquisition expenses of $1.4 million and the $0.5 million gain from bargain purchase related to the acquisition of branch offices. The decline in core net income was due primarily to increases of $8.1 million in non-interest expense and $0.6 million in provision for loan losses, partially offset by increases of $2.9 million in net interest income and $2.3 million in non-interest income, and a reduction of $1.4 million in income taxes. The increase in non-interest expense was due primarily to increases of $2.0 million in salaries and wages, $1.6 million in data processing expense, $1.6 million in occupancy expense, $0.7 million in professional services, $0.6 million in furniture and equipment expense, and $0.4 million in amortization of intangible assets. A portion of the increase in non-interest expense was due to operating expenses directly related to the branch offices acquired in the fourth quarter of 2013, along with annual merit increases in salaries and wages and upgrades for ATMs and software. Core return on average assets and core return on average equity for the year ended December 31, 2014 were 0.47% and 4.94%, respectively, compared with 0.70% and 6.79%, respectively, for the prior year.

Net Interest Income:

Net interest income for the fourth quarter of 2014 totaled $13.0 million compared with $12.1 million for the same period in the prior year, an increase of $0.9 million, or 8.0%. Fully taxable equivalent net interest margin was 3.71% for the fourth quarter of 2014 compared with 3.72% for the same period in the prior year. Both the yield on interest-earning assets and cost of interest-bearing liabilities decreased six basis points, while the average interest-earning assets increased $103.9 million.

Net interest income for the year ended December 31, 2014 totaled $49.6 million compared with $46.6 million for the prior year, an increase of $3.0 million, or 6.3%. Fully taxable equivalent net interest margin was 3.59% for the year ended December 31, 2014 compared with 3.91% for the prior year. The increase in net interest income was due to an increase of $189.6 million in average interest-earning assets and a ten basis point decrease in the cost of interest-bearing liabilities, partially offset by a 40 basis point decrease in the yield on interest-earning assets.  The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to adjust to current market rates and the investment of cash from the acquired branch offices into investment securities.

Non-Interest Income:

Non-interest income for the fourth quarter of 2014 was $11.4 million compared with $5.2 million for the same period in the prior year, an increase of $6.2 million, or 118.0%. The increase was due primarily to the $6.4 million gain on the sale of equity securities.

Non-interest income for the year ended December 31, 2014 was $26.8 million compared with $18.1 million for the prior year, an increase of $8.7 million, or 48.0%. The increase was due primarily to the $6.9 million net gain on securities transactions, along with increases of $0.6 million in service charges on deposit accounts, a gain of $0.5 million from the liquidation of the Corporation's investment in a pool of trust preferred securities, and a $0.4 million increase in Wealth Management Group fee income.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2014 was $15.8 million compared with $14.5 million for the same period in the prior year, an increase of $1.3 million, or 9.1%. The increase was due primarily to increases of $0.7 million in data processing expense, $0.5 million in professional services, $0.4 million in salaries and wages, $0.4 million in occupancy expense, and $0.2 million in furniture and equipment expense, partially offset by decreases of $1.2 million in merger and acquisition expenses and $0.2 million in pension and other employee benefits. The majority of the increase in non-interest expense was due to operating expenses directly related to the branches acquired in the fourth quarter of 2013.

Non-interest expense for the year ended December 31, 2014 was $60.5 million compared with $49.4 million for the prior year, an increase of $11.1 million, or 22.4%. The increase was due primarily to the $4.3 million accrual for legal settlement during the third quarter of 2014 regarding two legal proceedings involving the Bank's Wealth Management Group, along with increases of $2.0 million in salaries and wages, $1.6 million in data processing expense, $1.6 million in occupancy expense, $1.0 million in other non-interest expense, $0.7 million in professional services, $0.6 million in furniture and equipment expense, and $0.4 million in amortization of intangible assets. These increases were partially offset by a $1.3 million decrease in merger and acquisition expenses. A portion of the increase in non-interest expense was due to operating expenses directly related to the branch offices acquired in the fourth quarter of 2013, along with annual merit increases in salaries and wages and upgrades for ATMs and software.

Asset Quality:

Non-performing loans totaled $7.8 million at December 31, 2014, or 0.69% of total loans, compared with $8.5 million, or 0.85%, at December 31, 2013. The decrease in non-performing loans at December 31, 2014 was primarily in the commercial loan segment of the loan portfolio. Non-performing assets, which are comprised of non-performing loans and other real estate owned, was 0.71% of total assets, or $10.8 million at December 31, 2014, compared with 0.61%, or $9.0 million, at December 31, 2013. The increase in non-performing assets was due primarily to the transfer of two acquired purchase-credit-impaired commercial loans to other real estate owned.  The Corporation's peer group average for the ratio of non-performing assets to total assets was 1.19% at September 30, 2014 (the most recent period available).

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the fourth quarter of 2014 and 2013 was $1.0 million. Net charge-offs for the current quarter were $1.1 million compared with $0.1 million for the same period in the prior year. The net charge-offs for the current quarter were due primarily to an acquired purchase-credit-impaired commercial loan.

The provision for loan losses for the year ended December 31, 2014 was $3.3 million compared with $2.8 million for the prior year. The increase in the provision for loans losses was due to additional impairments on commercial loans and growth in the loan portfolio. Net charges-offs for the year ended December 31, 2014 were $3.1 million compared with $0.4 million for the prior year. The increase in net charge-offs from the prior year was due primarily to the charge-off of four commercial loans, the majority attributable to three acquired purchase-credit-impaired commercial loans.

At December 31, 2014 the allowance for loan losses was $13.0 million, compared with $12.8 million at December 31, 2013. The allowance for loan losses was 167.6% of non-performing loans at December 31, 2014, compared with 150.1% at December 31, 2013. The ratio of the allowance for loan losses to total loans was 1.16% at December 31, 2014, compared with 1.28% at December 31, 2013.

Balance Sheet Activity:

Assets totaled $1.517 billion at December 31, 2014 compared with $1.476 billion at December 31, 2013, an increase of $40.9 million, or 2.8%. The growth was due primarily to an increase of $125.7 million, or 12.6%, in total portfolio loans, partially offset by decreases of $65.1 million in investment securities and $22.4 million in cash and cash equivalents. The increase in portfolio loans was due to strong growth of $100.5 million in commercial loans and $24.4 million in consumer loans. The decrease in investment securities was used to fund the growth in the loan portfolio.

Deposits totaled $1.280 billion at December 31, 2014 compared with $1.266 billion at December 31, 2013, an increase of $13.8 million, or 1.1%. The increase was attributable to increases of $31.8 million in money market accounts, due in part to the seasonal inflow of municipal deposits, and $15.1 million in non-interest bearing demand deposits. Partially offsetting the increases noted was a $32.6 million decrease in time deposits.

FHLB overnight advances were $30.8 million at December 31, 2014, an increase of $30.8 million from December 31, 2013. The increase in FHLB overnight advances was used to supplement deposits in funding loan growth.

Total equity was $134.0 million at December 31, 2014 compared with $138.6 million at December 31, 2013, a decrease of $4.6 million, or 3.3%. The decrease was primarily due to an $8.9 million decrease in accumulated other comprehensive income and $4.8 million in dividends declared during the year, offset by earnings of $8.6 million. The $8.9 million decrease in accumulated other comprehensive income can be attributed to a $5.1 million valuation adjustment for pension and benefit plans related to updated mortality and discount rate assumptions, and a change in unrealized gains on available-for-sale securities after the sale of $6.5 million in equity securities.

The total equity to total assets ratio was 8.84% at December 31, 2014 compared with 9.39% at December 31, 2013. The tangible equity to tangible assets ratio was 7.19% at December 31, 2014 compared with 7.62% at December 31, 2013. Book value per share decreased to $28.52 at December 31, 2014 from $29.67 at December 31, 2013. As of December 31, 2014, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital guidelines.

Other Items:

The market value of total assets under management or administration in our Wealth Management Group was $1.956 billion at December 31, 2014 compared with $1.888 billion at December 31, 2013, an increase of $67.4 million, or 3.6%.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.5 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2013 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(Dollars in thousands, except share data)	2014	2014	2014	2014	2013
ASSETS
Cash and due from financial institutions	$ 28,130	$ 31,957	$ 35,981	$ 34,478	$ 31,600
Interest-bearing deposits in other financial institutions	1,033	3,069	30,301	22,670	20,009
Total cash and cash equivalents	29,163	35,026	66,282	57,148	51,609

Trading assets, at fair value	549	483	450	413	366

Securities available for sale	280,507	288,097	286,398	337,134	346,016
Securities held to maturity	5,831	5,430	5,274	6,126	6,495
FHLB and FRB stocks, at cost	5,535	4,362	4,730	4,482	4,482
Total investment securities	291,873	297,889	296,402	347,742	356,993

Commercial	619,002	601,018	581,170	542,082	518,510
Mortgage	196,806	192,870	194,603	196,396	195,997
Consumer	305,766	320,294	308,580	286,087	281,359
Total loans	1,121,574	1,114,182	1,084,353	1,024,565	995,866
Allowance for loan losses	(13,033)	(13,151)	(13,632)	(13,155)	(12,776)
Loans, net	1,108,541	1,101,031	1,070,721	1,011,410	983,090

Loans held for sale	665	1,167	914	75	695
Premises and equipment, net	32,287	32,431	29,938	29,351	30,039
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	5,067	5,384	5,708	6,033	6,377
Other assets	27,042	28,322	23,642	23,535	25,150
Total assets	$ 1,517,011	$ 1,523,557	$ 1,515,881	$ 1,497,531	$ 1,476,143

Deposits:
Non-interest-bearing demand deposits	$ 366,298	$ 372,916	$ 365,056	$ 354,727	$ 351,222
Interest-bearing demand deposits	110,819	138,751	124,803	114,507	114,679
Insured money market accounts	392,871	391,671	393,390	387,912	361,095
Savings deposits	198,183	196,406	199,664	198,876	194,768
Time deposits	211,843	211,255	225,515	235,868	244,492
Total deposits	1,280,014	1,310,999	1,308,428	1,291,890	1,266,256

FHLB overnight advances	30,830	--	--	--	--
Securities sold under agreements to repurchase	29,652	30,981	30,746	30,646	32,701
FHLB advances and other debt	22,286	27,125	24,520	25,189	25,243
Other liabilities	20,199	14,891	10,406	9,283	13,365
Total liabilities	1,382,981	1,383,996	1,374,100	1,357,008	1,337,565

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,355	45,555	45,494	45,516	45,399
Retained earnings	114,785	111,105	112,624	111,895	111,031
Treasury stock, at cost	(17,378)	(17,640)	(17,640)	(17,728)	(18,060)
Accumulated other comprehensive income (loss)	(8,785)	488	1,250	787	155
Total shareholders' equity	134,030	139,561	141,781	140,523	138,578
Total liabilities and shareholders' equity	$ 1,517,011	$ 1,523,557	$ 1,515,881	$ 1,497,531	$ 1,476,143

Period-end shares outstanding	4,699,186	4,685,627	4,682,369	4,679,396	4,671,066

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Twelve Months Ended			Three Months Ended
	December 31,		Percent	December 31,		Percent
(Dollars in thousands, except share and per share data)	2014	2013	Change	2014	2013	Change
Interest and dividend income:
Loans, including fees	$ 47,139	$ 45,136	4.4	$ 12,549	$ 11,530	8.8
Taxable securities	5,043	4,391	14.8	1,153	1,271	(9.3)
Tax exempt securities	967	1,100	(12.1)	215	256	(16.0)
Interest-bearing deposits	64	36	77.8	5	16	(68.8)
Total interest and dividend income	53,213	50,663	5.0	13,922	13,073	6.5

Interest expense:
Deposits	2,043	2,350	(13.1)	492	559	(12.0)
Securities sold under agreements to repurchase	848	858	(1.2)	214	214	0.0
Borrowed funds	754	824	(8.5)	182	230	(20.9)
Total interest expense	3,645	4,032	(9.6)	888	1,003	(11.5)

Net interest income	49,568	46,631	6.3	13,034	12,070	8.0
Provision for loan losses	3,328	2,755	20.8	997	1,000	(0.3)
Net interest income after provision for loan losses	46,240	43,876	5.4	12,037	11,070	8.7

Non-interest income:
Wealth management group fee income	7,747	7,344	5.5	1,931	1,896	1.8
Service charges on deposit accounts	5,281	4,706	12.2	1,319	1,329	(0.8)
Net gain (loss) on securities transactions	6,869	(13)	N/M	6,347	(14)	N/M
Net gain on sales of loans held for sale	301	503	(40.2)	92	78	17.9
Net gain (loss) on sales of other real estate owned	(64)	28	N/M	(24)	(6)	N/M
Gain from bargain purchase	--	470	(100.0)	--	470	(100.0)
Other	6,622	5,039	31.4	1,735	1,476	17.5
Total non-interest income	26,756	18,077	48.0	11,400	5,229	118.0

Non-interest expense:
Salaries and wages	21,315	19,365	10.1	5,663	5,227	8.3
Pension and other employee benefits	5,733	5,939	(3.5)	1,602	1,778	(9.9)
Net occupancy	7,098	5,501	29.0	1,925	1,485	29.6
Furniture and equipment	2,972	2,326	27.8	921	726	26.9
Data processing	6,393	4,750	34.6	2,010	1,317	52.6
Professional fees	1,597	928	72.1	686	215	219.1
Legal settlement	4,250	--	N/M	--	--	N/M
Amortization of intangible assets	1,310	921	42.2	317	259	22.4
Marketing and advertising	1,079	1,033	4.5	200	251	(20.3)
Other real estate owned expense	247	194	27.3	93	56	66.1
FDIC insurance	1,116	866	28.9	302	241	25.3
Loan expenses	811	779	4.1	247	242	2.1
Merger and acquisition expenses	115	1,387	(91.7)	--	1,170	(100.0)
Other	6,441	5,411	19.0	1,826	1,504	21.4
Total non-interest expense	60,477	49,400	22.4	15,792	14,471	9.1

Income before income tax expense	12,519	12,553	(0.3)	7,645	1,828	318.2
Income tax expense	3,960	3,822	3.6	2,761	343	705.0
Net income	$ 8,559	$ 8,731	(2.0)	$ 4,884	$ 1,485	228.9

Basic and diluted earnings per share	$ 1.83	$ 1.87		$ 1.04	$ 0.32
Cash dividends declared per share	1.04	1.04		0.26	0.26
Average basic and diluted shares outstanding	4,683,067	4,659,685		4,690,519	4,664,140

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except share and per share data)	2014	2014	2014	2014	2013	2014	2013

RESULTS OF OPERATIONS
Interest income	$ 13,922	$ 13,341	$ 12,996	$ 12,954	$ 13,073	$ 53,213	$ 50,663
Interest expense	888	915	921	921	1,003	3,645	4,032
Net interest income	13,034	12,426	12,075	12,033	12,070	49,568	46,631
Provision for loan losses	997	589	1,103	639	1,000	3,328	2,755
Net interest income after provision for loan losses	12,037	11,837	10,972	11,394	11,070	46,240	43,876
Non-interest income	11,400	4,986	5,406	4,964	5,229	26,756	18,077
Non-interest expense	15,792	17,763	13,579	13,343	14,471	60,477	49,400
Income (loss) before income tax expense (benefit)	7,645	(940)	2,799	3,015	1,828	12,519	12,553
Income tax expense (benefit)	2,761	(621)	869	951	343	3,960	3,822
Net income (loss)	$ 4,884	$ (319)	$ 1,930	$ 2,064	$ 1,485	$ 8,559	$ 8,731

Basic and diluted earnings (loss) per share	$ 1.04	$ (0.07)	$ 0.41	$ 0.44	$ 0.32	$ 1.83	$ 1.87
Average basic and diluted shares outstanding	4,690,519	4,683,797	4,680,776	4,677,178	4,664,140	4,683,067	4,659,685

PERFORMANCE RATIOS
Return on average assets	1.27%	(0.08)%	0.51%	0.56%	0.42%	0.57%	0.67%
Return on average equity	13.66%	(0.90)%	5.44%	5.93%	4.33%	6.03%	6.50%
Return on average tangible equity (a)	16.88%	(1.11)%	6.75%	7.41%	5.40%	7.48%	8.12%
Efficiency ratio (b)	85.10%	75.07%	77.21%	77.28%	76.67%	78.75%	71.97%
Non-interest expense to average assets (c)	4.11%	3.55%	3.62%	3.64%	4.09%	3.73%	3.78%
Loans to deposits	87.62%	84.99%	82.87%	79.31%	78.65%	87.62%	78.65%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.49%	4.33%	4.40%	4.51%	4.67%	4.44%	4.80%
Yield on investments	1.98%	1.95%	1.91%	2.09%	2.05%	1.99%	2.29%
Yield on interest-earning assets	3.96%	3.82%	3.77%	3.85%	4.02%	3.85%	4.25%
Cost of interest-bearing deposits	0.21%	0.22%	0.22%	0.23%	0.26%	0.22%	0.30%
Cost of borrowings	2.65%	2.85%	2.93%	2.91%	1.90%	2.83%	2.42%
Cost of interest-bearing liabilities	0.36%	0.37%	0.37%	0.38%	0.42%	0.37%	0.47%
Interest rate spread	3.60%	3.45%	3.40%	3.47%	3.60%	3.48%	3.78%
Net interest margin, fully taxable equivalent	3.71%	3.55%	3.51%	3.58%	3.72%	3.59%	3.91%

CAPITAL
Total equity to total assets at end of period	8.84%	9.16%	9.35%	9.38%	9.39%	8.84%	9.39%
Tangible equity to tangible assets at end of period (a)	7.19%	7.51%	7.68%	7.67%	7.62%	7.19%	7.62%

Book value per share	$ 28.52	$ 29.78	$ 30.28	$ 30.03	$ 29.67	$ 28.52	$ 29.67
Tangible book value per share	22.80	23.98	24.40	24.08	23.63	22.80	23.63
Period-end market value per share	27.66	28.09	29.54	27.12	34.17	27.66	34.17
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	1.04	1.04

AVERAGE BALANCES
Loans (d)	$ 1,112,297	$ 1,097,133	$ 1,047,181	$ 1,007,415	$ 981,491	$ 1,066,379	$ 942,908
Earning assets	1,410,804	1,404,165	1,400,174	1,381,604	1,306,934	1,399,285	1,209,673
Total assets	1,522,834	1,509,315	1,504,153	1,488,577	1,404,770	1,506,324	1,306,367
Deposits	1,307,305	1,301,083	1,298,159	1,282,917	1,163,065	1,297,443	1,092,840
Total equity	141,845	142,944	142,318	141,061	135,979	142,046	134,285
Tangible equity (a)	114,786	115,553	114,603	112,996	109,082	114,492	107,576

ASSET QUALITY
Net charge-offs (recoveries)	$ 1,116	$ 1,070	$ 625	$ 260	$ 80	$ 3,071	$ 412
Non-performing loans (e)	7,778	7,209	7,712	8,567	8,511	7,778	8,511
Non-performing assets (f)	10,843	10,328	8,345	8,808	9,049	10,843	9,049
Allowance for loan losses	13,033	13,151	13,632	13,155	12,776	13,033	12,776

Annualized net charge-offs to average loans	0.40%	0.39%	0.24%	0.10%	0.03%	0.29%	0.04%
Non-performing loans to total loans	0.69%	0.65%	0.71%	0.84%	0.85%	0.69%	0.85%
Non-performing assets to total assets	0.71%	0.68%	0.55%	0.59%	0.61%	0.71%	0.61%
Allowance for loan losses to total loans	1.16%	1.18%	1.26%	1.28%	1.28%	1.16%	1.28%
Allowance for loan losses to non-performing loans	167.56%	182.42%	176.76%	153.55%	150.11%	167.56%	150.11%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses less amortization of intangible assets less legal settlement divided by the total of fully taxable equivalent net interest income plus non-interest income less net gain on securities transactions less gain from bargain purchase less gain on liquidation of trust preferred securities.
(c) For the non-interest expense to average assets ratio, non-interest expense does not include legal settlement expense.
(d) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(e) Non-performing loans include non-accrual loans only.
(f) Non-performing assets include non-performing loans plus other real estate owned.
N/M - Not meaningful.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of core net income (loss), tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2014	2014	2014	2014	2013	2014	2013

CORE NET INCOME
Reported net income (loss) (GAAP)	$ 4,884	$ (319)	$ 1,930	$ 2,064	$ 1,485	$ 8,559	$ 8,731
Net (gain) loss on securities transactions (net of tax)	(3,907)	--	(322)	--	9	(4,229)	8
Gain from bargain purchase (net of tax)	--	--	--	--	(470)	0	(470)
Legal settlement (net of tax)	--	2,617	--	--	--	2,617	--
Merger and acquisition related expenses (net of tax)	--	--	18	53	720	71	854
Core net income (non-GAAP)	$ 977	$ 2,298	$ 1,626	$ 2,117	$ 1,744	$ 7,018	$ 9,123

Average basic and diluted shares outstanding	4,690,519	4,683,797	4,680,776	4,677,178	4,664,140	4,683,067	4,659,685

Reported basic and diluted earnings (loss) per share (GAAP)	$1.04	($0.07)	$0.41	$0.44	$0.32	$1.83	$1.87
Reported return on average assets (GAAP)	1.27%	(0.08)%	0.51%	0.56%	0.42%	0.57%	0.67%
Reported return on average equity (GAAP)	13.66%	(0.90)%	5.44%	5.93%	4.33%	6.03%	6.50%

Core basic and diluted earnings per share (non-GAAP)	$0.21	$0.49	$0.35	$0.45	$0.37	$1.50	$1.96
Core return on average assets (non-GAAP)	0.25%	0.60%	0.43%	0.58%	0.49%	0.47%	0.70%
Core return on average equity (non-GAAP)	2.73%	6.38%	4.58%	6.09%	5.09%	4.94%	6.79%

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 134,030	$ 139,561	$ 141,781	$ 140,523	$ 138,578	$ 134,030	$ 138,578
Less: intangible assets	(26,891)	(27,208)	(27,532)	(27,857)	(28,201)	(26,891)	(28,201)
Tangible equity (non-GAAP)	$ 107,139	$ 112,353	$ 114,249	$ 112,666	$ 110,377	$ 107,139	$ 110,377

Total assets (GAAP)	$ 1,517,011	$ 1,523,557	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,517,011	$ 1,476,143
Less: intangible assets	(26,891)	(27,208)	(27,532)	(27,857)	(28,201)	(26,891)	(28,201)
Tangible assets (non-GAAP)	$ 1,490,120	$ 1,496,349	$ 1,488,349	$ 1,469,674	$ 1,447,942	$ 1,490,120	$ 1,447,942

Total equity to total assets at end of period (GAAP)	8.84%	9.16%	9.35%	9.38%	9.39%	8.84%	9.39%
Book value per share (GAAP)	$ 28.52	$ 29.78	$ 30.28	$ 30.03	$ 29.67	$ 28.52	$ 29.67

Tangible equity to tangible assets at
end of period (non-GAAP)	7.19%	7.51%	7.68%	7.67%	7.62%	7.19%	7.62%
Tangible book value per share (non-GAAP)	$ 22.80	$ 23.98	$ 24.40	$ 24.08	$ 23.63	$ 22.80	$ 23.63

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 141,845	$ 142,944	$ 142,318	$ 141,061	$ 135,979	$ 142,046	$ 134,285
Less: intangible assets	(27,059)	(27,391)	(27,715)	(28,065)	(26,897)	(27,554)	(26,709)
Tangible equity (non-GAAP)	$ 114,786	$ 115,553	$ 114,603	$ 112,996	$ 109,082	$ 114,492	$ 107,576

Return on average equity (GAAP)	13.66%	(0.90)%	5.44%	5.93%	4.33%	6.03%	6.50%
Return on average tangible equity (non-GAAP)	16.88%	(1.11)%	6.75%	7.41%	5.40%	7.48%	8.12%
CONTACT: For further information contact:
         Karl F. Krebs, EVP and CFO
         kkrebs@chemungcanal.com
         Phone:  607-737-3714